                                                                    Exhibit 23.2



                         Consent of Independent Auditors

We consent to the reference to our firm under the caption "Experts" in the Registration Statement on Form S-3 dated March 5, 1997, and the related Prospectus of Liberty Property Trust and Liberty Property Limited Partnership and to the incorporation by reference therein of our report dated February 3, 1997 with respect to the Statement of Operating Revenues and Certain Operating Expenses for 650- 660 E. Swedesford Road included in the Current Report on Form 8-K of Liberty Property Trust and Liberty Property Limited Partnership dated February 10, 1997 filed with the Securities and Exchange Commission.


Fegley & Associates

Plymouth Meeting, Pennsylvania
March 4, 1997